              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                        (Amendment No. 13)

                   NATIONAL R.V. HOLDINGS, INC.
                       (Name of Issuer)

                  Common Stock par value $0.01
                 (Title of Class of Securities)

                            637277104
                         (CUSIP Number)

                      Stephen M. Davis, Esq.
                       Werbel & Carnelutti
                   A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                         May 13, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13-d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                         Page 1 of 30 Pages

                         SCHEDULE 13D

-------------------                          ------------------
CUSIP No. 637277104                          Page 2 of 30 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Gary N. Siegler
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
     380,830 (Includes 313,750 options)
----------------------------------------------------------------
8  SHARED VOTING POWER
     586,352
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     380,830 (Includes 313,750 options)
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     586,352
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     967,182 (Includes 313,750 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     14.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 3 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Peter M. Collery
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
      108,000 (includes 82,500 underlying options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
      539,647
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
      108,000 (includes 82,500 underlying options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      539,647
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      647,647 (includes 82,500 underlying options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 4 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena-NRV Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [x]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     57,408
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     57,408
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,408
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 5 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     199,917
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     199,917
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     199,917
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 6 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
----------------------------------------------------------------
8  SHARED VOTING POWER
     100,177
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     100,177
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     100,177
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 7 of 30 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     199,917
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     199,917
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     199,917
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 8 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     103,561
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     103,561
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     103,561
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 9 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co. Employees' Savings and Profit Sharing
     Plan
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     10,000
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     10,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     EP
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 10 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     R.V. Dolphin Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     58,017
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     58,017
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     58,017
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 11 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Dolphin Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     10,567
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     10,567
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,567
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                              SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 12 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Insight Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     96,771
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     96,771
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,771
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 13 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Motorhome Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     6,790
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     6,790
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,790
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 14 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-BVI Partners
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     100,177
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     100,177
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     100,177
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 15 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     100,177
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     100,177
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     100,177
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 16 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     199,917
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     199,917
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     199,917
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 17 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The Gary N. Siegler Foundation
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     46,705
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     46,705
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     46,705
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 18 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-Dolphin, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     68,584
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     68,584
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     68,584
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 19 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     57,408
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     57,408
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,408
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 20 of 30 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Neil H. Koffler
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     60,028 (Includes 56,250 options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
     300,094
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     60,028 (Includes 56,250 options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     300,094
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     360,122 (Includes 56,250 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 6372771104                         Page 21 of 30 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Curtis G. Macnguyen
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY
-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     7,500   (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     300,094
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     7,500   (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     300,094
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 307,594 (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.7%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
================================================================

                                             Page 22 of 30 Pages


                         AMENDMENT NO. 13
                              TO THE
                           SCHEDULE 13D


          This statement constitutes Amendment No. 12 to the
Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Siegler, Collery & Co ("SCC"), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Employee Plan"), R.V. Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P. ("Dolphin II"), Insight Investors, L.P. ("Insight"), Arena-NRV Investors, L.P. ("Arena"), Motorhome Partners, L.P. ("Motorhome"), The Gary N. Siegler Foundation ("Foundation"), Arena Capital Corp. ("Capital"), SC-Dolphin, Inc. ("Dolphin"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners, Neil H. Koffler ("Koffler") and Curtis
G. Macnguyen ("Macnguyen") (collectively, the "Reporting
Persons").

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on May 14, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 6,490,639 Shares that were reported to be outstanding in the Issuer's Form 10-K as of March 18, 1998).

                                             Page 23 of 30 Pages

=================================================================
                                       Shares of
    Name                              Common Stock     Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                      199,917          3.1%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.      199,917          3.1%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.           100,177          1.5%
-----------------------------------------------------------------
Gary N. Siegler (1)                      967,182         14.2%
-----------------------------------------------------------------
Peter M. Collery (2)                     647,647          9.9%
-----------------------------------------------------------------
Arena-NRV Investors, L.P.                 57,408          0.9%
-----------------------------------------------------------------
Arena Capital Corp.                       57,408          0.9%
-----------------------------------------------------------------
Dolphin Partners II, L.P.                 10,567          0.2%
-----------------------------------------------------------------
Motorhome Partners, L.P.                   6,790          0.1%
-----------------------------------------------------------------
Insight Investors, L.P.                   96,771          1.5%
-----------------------------------------------------------------
R.V. Dolphin Partners, L.P.               58,017          0.9%
-----------------------------------------------------------------
Siegler, Collery & Co.                   103,561          1.6%
-----------------------------------------------------------------
Siegler, Collery & Co. Employee's
Savings and Profit Sharing Plan           10,000          0.2%
-----------------------------------------------------------------
SC-BVI Partners                          100,177          1.5%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.           100,177          1.5%
-----------------------------------------------------------------
SC Fundamental, LLC                      199,917          3.1%
-----------------------------------------------------------------
The Gary N. Siegler Foundation            46,705          0.7%
-----------------------------------------------------------------
SC-Dolphin, Inc.                          68,584          1.1%
-----------------------------------------------------------------
Neil H. Koffler(3)                       360,122          5.5%
-----------------------------------------------------------------
Curtis G. Macnguyen                      307,594          4.7%
=================================================================

------------

                                             Page 24 of 30 Pages

---------------------
(1)  Includes 313,750 shares underlying options.
(2)  Includes 82,500 shares underlying options.
(3)  Includes 56,250 shares underlying options.


          (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their execution of a binding term sheet relating to the restructuring of the ownership of the entities which control BVI Fund, may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners have been added as Reporting Persons.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.- Dolphin and Dolphin II is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the vote and

                                             Page 25 of 30 Pages

to dispose or direct the disposition of shares of Common Stock of which Arena is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

               Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

               Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 380,830 shares of Common Stock of which he is the direct beneficial owner.

               Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 108,000 shares of Common Stock of which he is the direct beneficial owner.

               Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 60,028 shares of Common Stock of which he is the direct beneficial owner.

               Macnguyen has the sole power to vote or direct the vote and to dispose or to direct the disposition of 7,500 shares of Common Stock of which he is the direct beneficial owner.

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) since the filing of Amendment No.12 on Schedule 13D on May 11, 1998. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the Nasdaq National Market.

                                             Page 26 of 30 Pages


=================================================================
Trade     Price Per
Date      Share ($)    Siegler
-----------------------------------------------------------------
05/12/98     38.810      23,400
-----------------------------------------------------------------
05/13/98     38.790      23,700
-----------------------------------------------------------------
05/13/98     38.752      20,000
-----------------------------------------------------------------
05/14/98     38.750       2,200
-----------------------------------------------------------------
05/14/98     36.688       9,200
-----------------------------------------------------------------


=================================================================

Item 7.   Material to be filed as Exhibits

          Exhibit A - Power of Attorney for Curtis G. Macnguyen

                                             Page 27 of 30 Pages

                         POWER OF ATTORNEY



          KNOW ALL MEN BY THESE PRESENTS, THAT Curtis G. Macnguyen hereby appoints Neil H. Koffler, his true and lawful attorney for him and in his name for the purpose of executing on his behalf the Statement of Beneficial Ownership of Securities on
Schedule 13D or 13G, any amendment to any Statement of Changes in Beneficial Ownership of Securities on Schedule 13D or 13G, and any additional schedules which may be promulgated pursuant to Rule 13d-1(b) (3) or (4) of the Securities Exchange Act of 1934, as amended or any amendments thereto, in connection with his transactions in shares of stock and causing such forms to be filed with the Securities and Exchange Commission and any nationally recognized stock exchange. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

          IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 11th day of May, 1998.


                                        /s/ Curtis G. Macnguyen
                                        ------------------------
                                        Curtis G. Macnguyen


STATE OF NEW YORK   )
                    : ss.:
COUNTY OF NEW YORK  )


          On this ____ day of May, 1998, before me came Curtis G.
Macnguyen to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.


                              ------------------------------
                              Notary Public

                                             Page 28 of 30 Pages

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 14, 1998

SC FUNDAMENTAL INC.                R.V. DOLPHIN PARTNERS, L.P.
                                   By: SC DOLPHIN, INC.,
                                       as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
----------------------------       -------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,     INSIGHT INVESTORS, L.P.
L.P.                               By: SIEGLER, COLLERY & CO.,
By: SC FUNDAMENTAL, LLC,           as General Partner
    as General Partner
                                   By: /s/ Peter M. Collery
By:  /s/ Peter M. Collery          ----------------------------
---------------------------        Neil H. Koffler as Attorney-
Neil H. Koffler as Attorney-       in-Fact for Peter M. Collery
in-Fact for Peter M. Collery       Vice President(1)
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.     DOLPHIN PARTNERS II, L.P.
                                   By:  SC-DOLPHIN, INC.,
                                        as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
---------------------------        ---------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

/s/ Gary N. Siegler                SIEGLER, COLLERY & CO.
---------------------------        EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-       PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)
                                   By: /s/ Peter M. Collery
                                   -------------------------
/s/ Peter M. Collery               Neil H. Koffler as Attorney
----------------------------       in-Fact for Peter M.
Neil H.  Koffler as Attorney-      Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

                                             Page 29 of 30 Pages


ARENA-NRV INVESTORS, L.P.
By:  ARENA CAPITAL CORP.,
     as General Partner

By: /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery           /s/ Curtis G. Macnguyen
-----------------------------      ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for
Vice President(1)                  Curtis G. Macnguyen (2)

SC FUNDAMENTAL, LLC                THE GARY N. SIEGLER FOUNDATION

By:  SC FUNDAMENTAL INC.,          By:  /s/ Gary N. Siegler
as Manager                         ---------------------------
                                   Neil H. Koffler, as
By:  /s/ Peter M. Collery          Attorney-in-Fact for
--------------------------         Gary N. Siegler
Neil H. Koffler as Attorney-       President(1)
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 30 of 30 Pages


                                   ARENA CAPITAL CORP.
SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI,     By:  /s/ Peter M. Collery
     INC., as Managing General     _________________________
     Partner                       Neil H. Koffler as
By: /s/ Peter M. Collery           Attorney-in-Fact for Peter
----------------------------       M. Collery
Neil H. Koffler as Attorney-       Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                   SC-DOLPHIN, INC.
SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE          By:  /s/ Peter M. Collery
BVI, INC.,                         -------------------------
as Managing General Partner        Neil H. Koffler as
of Investment Manager              Attorney-in-Fact for
                                   Peter M. Collery
By:  /s/ Peter M. Collery          Vice President(1)
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)
                                   /s/ Neil H. Koffler
                                   ________________________
                                   Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

(2)  Executed by Neil H. Koffler as Attorney-in-Fact for Curtis
     G. Macnguyen. The Power of Attorney for Mr. Macnguyen is filed herewith by the Reporting Person as Exhibit A to this Amendment No. 13 to Schedule 13D relating to National R.V. Holdings, Inc. This Power of Attorney may be incorporated by reference in future filings of the Reporting Persons.

119127